Exhibit 99.1

Vivint Smart Home, Inc. Reports Fourth Quarter and Full-Year 2019;

Issues Outlook for Full Year 2020

Fourth Quarter 2019 Highlights

•	Total revenues increased 11.3% year over year to $307.8 million

•	Net loss of $88.5 million; improved by $31.2 million year over year

•	Adjusted EBITDA[a] increased 40.6% year over year to $125.1 million

Full Year 2019 Highlights

•	$1.2 billion in total revenues, year-over-year increase of 10.1%

•	Net loss of $395.9 million; improved by $76.7 million year over year

•	Adjusted EBITDA[a] of $421.4 million, year-over-year increase of 51.5%

•	1,552,541 Total Subscribers at year-end, 7.5% increase year over year

•	Implemented second-look financing partner to expand consumer financing offering

•	Announced merger with Mosaic Acquisition Corp. in 3Q19 – completed January 2020

Provo, UT – March 5, 2020 – Vivint Smart Home, Inc. (NYSE: VVNT) (“Vivint” or the “Company”), together with its indirect subsidiary, APX Group Holdings, Inc., today reported financial and operational results for the fourth quarter and full year ended December 31, 2019.

“We were excited to complete our merger with Mosaic Acquisition Corp. in mid-January, initiating our next chapter as a leading public smart home company. We are grateful to both pre-existing and new investors in Vivint who share our vision for the smart home,” said Todd Pedersen, CEO of Vivint Smart Home. “In the meantime, we are pleased to report strong fourth quarter and full year results, highlighted by double-digit revenue growth and a sharp increase in profitability. We are excited about our future, particularly given that our successful merger with Mosaic is a major step forward in raising Vivint’s profile in the marketplace as a leading smart home provider and promoting an even stronger platform for future profitable growth.”

a This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. Adjusted EBITDA included in this earnings release is reported under Vivint Smart Home, Inc. Covenant Adjusted EBITDA included in this earnings release is reported under APX Group Holdings, Inc. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Recent Management Changes

The Company recently announced that Alex J. Dunn is stepping down as president of Vivint Smart Home after 14 years at the Company. He will remain an advisor to the Company through March 2021. Scott R. Hardy, Vivint’s chief operating officer, will assume many of Dunn’s day-to-day responsibilities.

Additionally, Vivint has appointed Dale R. Gerard to the role of chief financial officer. Gerard had been serving as interim CFO since October 2019 and has served previously as the Company’s senior vice president of finance, investor relations and treasurer since 2010.

Vivint also announced that it has appointed Todd M. Santiago as chief revenue officer, overseeing all account acquisition and marketing. Santiago has been a senior sales leader at Vivint since 2012. Additionally, JT Hwang was named chief technology officer, responsible for the Company’s product and platform development. Hwang joined Vivint in 2008 and previously served as the Company’s chief engineering officer and was the key architect of Vivint’s cloud infrastructure.

In connection with these appointments, Matthew J. Eyring, executive vice president and general manager of inside sales, and Jeremy Warren, chief technology officer, are leaving to pursue other opportunities.

Revenue and Subscriber Data

The Company reported total revenues of $307.8 million for the quarter ended December 31, 2019, an increase of $31.3 million, or 11.3%, as compared to the same period in 2018. An increase in Total Subscribers of approximately 7.5% led to an increase of approximately $21.4 million in revenue, and an increase in Average Month Revenue per User resulted in an increase of approximately $11.2 million in revenue. The spin-off of the Company’s wireless internet business in July 2019 resulted in a $1.3 million decrease in revenue.

The Company reported total revenues of $1.2 billion for the year ended December 31, 2019, an increase of 10.1% or $105.5 million, as compared to 2018. An increase in Total Subscribers of approximately 7.5% led to an increase of approximately $91.6 million in revenue, and an increase in Average Month Revenue per User resulted in an increase of approximately $28.9 million in revenue. During the year ended December 31, 2019, Vivint recorded an adjustment to reduce recurring and other revenue by $9.1 million in connection with a change in accounting estimate related to receivables from retail investment contracts associated with subscribers originated in 2017 and 2018. The spin-off of the Company’s wireless internet business in July 2019 resulted in a $4.1 million decrease in revenue. When compared to the year ended December 31, 2018, currency translation negatively affected revenue by $1.7 million, as computed on a constant foreign currency basis.

The Company added 45,861 New Subscribers for the quarter ended December 31, 2019. In 2019, the Company originated 316,403 New Subscribers, as compared to 322,574 in 2018. Excluding 13,557 of the New Subscribers originated from the retail channel in 2018, New Subscribers grew 2.4% on a year-over-year comparison basis.

Summary of Quarterly Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Total Revenues	$276.5	$276.2	$281.1	$290.8	$307.8
Net Loss	$(119.7)	$(89.2)	$(115.9)	$(102.4)	$(88.5)
Adjusted EBITDA(a)	$89.0	$107.3	$88.3	$100.7	$125.1
Adjusted EBITDA Margin	32.2%	38.8%	31.4%	34.6%	40.6%
LTM Covenant Adjusted EBITDA(a)	$537.7	$564.5	$582.6	$612.7	$643.2
LTM Covenant Adjusted EBITDA Margin	51.2%	52.3%	52.7%	54.5%	55.6%
New Subscribers(1)	44,948	47,536	111,581	111,425	45,861
Total Subscribers(1)	1,444,822	1,445,349	1,507,664	1,560,063	1,552,541
Total Monthly Service Revenue(1)	$76.1	$77.0	$79.3	$81.2	$79.9
Average Monthly Service Revenue per User(1)	$52.67	$53.26	$52.63	$52.03	$51.44
Total Monthly Revenue(1)	$92.2	$92.1	$93.7	$100.0	$102.6
Average Monthly Revenue per User(1)	$63.80	$63.78	$63.35	$64.53	$65.98
Attrition Rate(2)	12.3%	12.9%	13.4%	13.9%	13.9%

(1)	New Subscribers from sales pilots are not included
(2)	Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and sales pilot programs

Costs and Expenses

Operating expenses for the quarter ended December 31, 2019 increased by $4.4 million to $94.4 million as compared to $90.0 million in the same period in 2018. This increase was primarily due to an increase in facility and rent expense of $2.2 million, an increase of $2.1 million in third-party contract costs, an increase in information technology costs of $1.5 million and an increase in inventory-related expenses of $1.4 million. These increases were offset by a decrease of $1.9 million of operating expenses from the wireless internet business, which was spun-off in July 2019.

Operating expenses for the year ended December 31, 2019 increased $13.5 million as compared to the same period in 2018. This was primarily due to an increase of $7.4 million in personnel and related costs; facility and rent expense of $5.5 million; information technology expenses of $4.2 million; contracted services of $3.2 million; and $2.6 million in payment processing and bank fees. These increases were offset by decreases of $5.5 million in costs associated with our retail and other sales pilots as well as a decrease of $2.8 million in operating expenses from the wireless internet business.

Net Service Cost per Subscriber was $13.73 for the year ended December 31, 2019, which contributed to a net service margin of 73.8%, as compared to $16.27 for the same period in 2018.

Selling expenses, net of capitalized contract costs, for the quarter ended December 31, 2019 decreased by $3.0 million to $43.5 million as compared to $46.5 million for the same period in 2018. This decrease is primarily attributable to decreases in housing and related costs of $4.3 million and a decrease of $1.3 million in personnel and related costs. These decreases were offset by an increase in marketing costs of $1.6 million primarily associated with lead generation and costs associated with our retail and other sales pilots of $1.4 million.

Selling expenses, excluding capitalized contract costs, decreased $20.0 million for the year ended December 31, 2019 as compared to the same period in 2018, primarily due to decreases of $12.8 million in personnel and related costs; expenses associated with our retail and other sales pilots of $9.5 million; and housing and related costs of $6.9 million. These decreases were offset by an increase in marketing costs of $10.2 million primarily associated with lead generation.

The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,018 for the year ended December 31, 2019 as compared to $1,189 for the same period in 2018. The Company continued to drive enhancements with its Vivint Flex Pay consumer financing program, with average proceeds collected at point of sale of approximately $1,115 per new subscriber.

General and administrative (“G&A”) expenses, net of allocations, for the quarter ended December 31, 2019 decreased by $4.3 million to $50.6 million as compared to $54.9 million for the same period in 2018. This is primarily due to decreases of $4.2 million in G&A expenses from the wireless internet business, personnel and related costs of $3.1 million and information technology related costs of $1.9 million. These decreases were partially offset by increases in bad debt expenses of $3.0 million and third-party contract costs of $2.3 million primarily associated with professional services.

G&A expenses, net of allocations, decreased $17.1 million for the year ended December 31, 2019 as compared to the same period in 2018, primarily due to decreases of $10.0 million in G&A expenses from the wireless internet business, personnel and related costs of $6.3 million, information technology costs of $3.5 million, third-party contract costs of $2.3 million primarily associated with professional services, and research and development costs of $1.9 million. These decreases were offset by an increase of $5.7 million in bad debt expense and an increase of $1.7 million in facility-related costs.

Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss was $88.5 million for the quarter ended December 31, 2019, as compared to net loss of $119.7 million for the same period in 2018. Adjusted EBITDA was $125.1 million for the quarter ended December 31, 2019, as compared to Adjusted EBITDA of $89.0 million for the same period in 2018.

Net loss was $395.9 million for the year ended December 31, 2019, and Adjusted EBITDA was $421.4 million, as compared to net loss of $472.6 million and Adjusted EBITDA of $278.2 million for the year ended December 31, 2018.

Covenant Adjusted EBITDA was $643.2 million for the year ended December 31, 2019, as compared to Covenant Adjusted EBITDA of $537.7 million for the year ended December 31, 2018.

Financial Outlook

“We believe that several fundamental characteristics of the Vivint Smart Home financial model are compelling. More than 95% of revenue is recurring, which provides long-term visibility and predictability to our business. The majority of new subscribers enter into five-year contracts and remain on the platform for approximately eight years, driving significant lifetime margin dollars,” said Dale R. Gerard, CFO of Vivint Smart Home. “We expect to end 2020 with approximately 1.62 to 1.66 million subscribers. Our estimate for 2020 revenue is $1.25 to $1.29 billion. Meanwhile, our strong unit economics and scale has contributed to our ability to drive significant adjusted EBITDA margin improvement. We are projecting 2020 adjusted EBITDA of between $525 and $535 million.”

Liquidity

As of December 31, 2019, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $36.7 million.

Certain Credit Statistics

The Company’s net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 5.1x at December 31, 2019.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET/3:00 p.m. MT today, March 5, 2020. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, http://investors.vivint.com/events-presentations/events/default.aspx, or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 2649538.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at http://investors.vivint.com/company-overview/default.aspx following the completion of the webcast and conference call.

About the Company

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.5 million customers. For more information, visit https://www.vivint.com/.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our proxy statement / consent solicitation statement / prospectus dated December 26th, 2019 and filed with the Securities and Exchange Commission, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new Smart Home Services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•

the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan (as described in Note 2—Basis of Presentation in the audited consolidated financial statements) and the Company’s ability to successfully compete in the retail sales channels; and

•	risks related to the Company’s exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this Press Release are more fully described in the “Risk Factors” in our proxy statement / consent solicitation statement / prospectus dated December 26th, 2019 and filed with the Securities and Exchange Commission, and other reports as such factors may be updated from time to time in the Company’s periodic filings with the SEC, and are accessible on the SEC’s website at www.sec.gov. These risk factors should not be construed as exhaustive.

The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers—is the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Revenue—or Total MR, is the average monthly total revenue recognized during the period.

Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.

Total Monthly Service Revenue—or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.

Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.

Adjusted EBITDA Margin—is Adjusted EBITDA as a percent of revenue.

Covenant Adjusted EBITDA Margin—is Covenant Adjusted EBITDA as a percent of revenue.

Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.

Average Subscriber Lifetime—in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.

Net Service Cost per Subscriber—is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin—is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.

New Subscribers—is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Net Subscriber Acquisition Costs per New Subscriber—is the net cash cost to create new smart home and security subscribers during a given 12-month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

Total Bookings—is total monthly service revenue for New Subscribers multiplied by Average Subscriber Lifetime, plus total Product revenue to be recognized over the contract term from New Subscribers.

Total Monthly Service Revenue for New Subscribers—is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.

Average Monthly Service Revenue per New Subscriber—is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.

Total Backlog—is total unrecognized Product revenue plus total service revenue expected to be recognized over the remaining subscriber lifetime for Total Subscribers.

Contacts:

Dale R. Gerard

Chief Financial Officer

801-705-8011

Nate Stubbs

VP, Investor Relations

801-221-6724

ir@vivint.com

VIVINT SMART HOME, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenues:
Recurring and other revenue	$307,835	$276,542	$1,155,981	$1,050,441
Costs and expenses:
Operating expenses	94,437	90,029	369,285	355,813
Selling expenses	43,494	46,514	193,359	213,386
General and administrative expenses	50,597	54,912	192,182	209,257
Depreciation and amortization	140,179	132,315	543,440	514,082
Restructuring expenses	—	—	—	4,683

Total costs and expenses	328,707	323,770	1,298,266	1,297,221

Loss from operations	(20,872)	(47,228)	(142,285)	(246,780)
Other expenses (income):
Interest expense	65,216	64,216	260,014	245,214
Interest income	—	(394)	(23)	(425)
Other loss (income), net	461	8,676	(7,665)	(17,323)

Total other expenses	65,677	72,498	252,326	227,466
Loss before income taxes	(86,549)	(119,726)	(394,611)	(474,246)
Income tax (benefit) expense	1,917	(49)	1,313	(1,611)

Net loss	$(88,466)	$(119,677)	$(395,924)	$(472,635)

RECONCILIATION FROM VIVINT SMART HOME, INC. and SUBSIDIARIES TO APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Net Loss

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net loss Vivint Smart Home, Inc.	$(88,466)	$(119,677)	$(395,924)	$(472,635)
Reconciliation:
General and administrative expenses (1)	$54	$1,091	$168	$4,721

Net loss APX Group Holdings, Inc.	$(88,412)	$(118,586)	$(395,756)	$(467,914)

(1)	Represents expensed offering costs incurred at Vivint Smart Home, Inc. that are not included at APX Group Holdings, Inc.

VIVINT SMART HOME, INC. and SUBSIDIARIES and

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2019			December 31, 2018
	Vivint Smart Home, Inc. and Subsidiaries	Adjustments (1)	APX Group Holdings, Inc.	Vivint Smart Home, Inc. and Subsidiaries	Adjustments (1)	APX Group Holdings, Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$4,549	$—	$4,549	$12,773	$—	$12,773
Accounts and notes receivable, net	64,216	—	64,216	48,724	—	48,724
Inventories	64,622	—	64,622	50,552	—	50,552
Prepaid expenses and other current assets	18,063	(6,170)	11,893	11,449	—	11,449

Total current assets	151,450	(6,170)	145,280	123,498	—	123,498
Property, plant and equipment, net	61,088	—	61,088	73,401	—	73,401
Capitalized contract costs, net	1,215,249	—	1,215,249	1,115,775	—	1,115,775
Deferred financing costs, net	1,123	—	1,123	2,058	—	2,058
Intangible assets, net	177,811	—	177,811	255,085	—	255,085
Goodwill	836,540	—	836,540	834,855	—	834,855
Operating lease right-of-use assets	65,320	—	65,320	—	—	—
Long-term notes receivables and other assets, net	95,827	—	95,827	119,819	—	119,819

Total assets	$2,604,408	$(6,170)	$2,598,238	$2,524,491	$—	$2,524,491

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$86,554	$(4,206)	$82,348	$67,086	$(440)	$66,646
Accrued payroll and commissions	72,642	—	72,642	65,479	—	65,479
Accrued expenses and other current liabilities	147,489	—	147,489	136,715	—	136,715
Deferred revenue	234,612	—	234,612	186,953	—	186,953
Current portion of notes payable, net	453,320	—	453,320	—	—	—
Current portion of operating lease liabilities	11,640	—	11,640	—	—	—
Current portion of finance lease liabilities	7,708	—	7,708	7,743	—	7,743

Total current liabilities	1,013,965	(4,206)	1,009,759	463,976	(440)	463,536
Notes payable, net	2,471,659	—	2,471,659	2,961,947	—	2,961,947
Notes payable, net—related party	103,634	—	103,634	75,148	—	75,148
Revolving line of credit	245,000	—	245,000	—	—	—
Finance lease liabilities, net of current portion	5,474	—	5,474	5,571	—	5,571
Deferred revenue, net of current portion	405,786	—	405,786	323,585	—	323,585
Operating lease liabilities	63,477	—	63,477	—	—	—
Other long-term obligations	80,540	—	80,540	90,209	—	90,209
Deferred income tax liabilities	2,231	—	2,231	1,096	—	1,096

Total liabilities	4,391,766	(4,206)	4,387,560	3,921,532	(440)	3,921,092
Total stockholders’ deficit	(1,787,358)	(1,964)	(1,789,322)	(1,397,041)	440	(1,396,601)

Total liabilities and stockholders’ deficit	$2,604,408	$(6,170)	$2,598,238	$2,524,491	$—	$2,524,491

(1)	Adjustments reflect offering costs incurred at Vivint Smart Home, Inc. that are not included at APX Group Holdings, Inc.

VIVINT SMART HOME, INC. and SUBSIDIARIES(1)

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net cash used in operating activities	$(98,842)	$(90,476)	$(221,592)	$(220,499)
Net cash (used in) provided by investing activities	(3,147)	(4,533)	(5,612)	32,922
Net cash provided by (used in) financing activities	103,616	(5,257)	218,914	196,407
Effect of exchange rate changes on cash	44	73	66	71

Net increase (decrease) in cash and cash equivalents	1,671	(100,193)	(8,224)	8,901
Cash and cash equivalents:
Beginning of period	2,878	112,966	12,773	3,872

End of period	$4,549	$12,773	$4,549	$12,773

(1)	The amounts for APX Groups Holdings, Inc. are the same as those presented for Vivint Smart Home, Inc.

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Covenant Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest, taxes, depreciation, amortization, non-cash compensation, MDR fees, and certain other non-recurring expenses or gains. Management believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to Vivint’s.

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our notes, the credit agreement governing our term loan and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the notes, and the credit agreements governing the revolving credit facility and the term loan. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Under the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes, the ability of APX Group and its restricted subsidiaries to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by their ability to satisfy tests based on Covenant Adjusted EBITDA for the applicable four-quarter period. Such tests include an incurrence-based maximum consolidated secured debt ratio and consolidated total debt ratio of 4.00 to 1.0, an incurrence-based minimum fixed charge coverage ratio of 2.00 to 1.0, and, solely in the case of the credit agreement governing the Company’s revolving credit facility, a maintenance-based maximum consolidated first lien secured debt ratio of 5.35 to 1.0, each as determined in accordance with the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes. Non-compliance with these covenants could restrict the Company’s and its subsidiaries’ ability to undertake certain activities or result in a default under the credit agreements governing the Company’s revolving credit facility and term loan and the debt agreements governing the Company’s notes.

See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP. A reconciliation of Adjusted EBITDA to Net Loss is not available on a forward-looking basis without unreasonable efforts due to the high variability, complexity and uncertainty with respect to forecasting and quantifying certain amounts that are necessary for such reconciliation, including Net Loss and adjustments that could be made for impairment charges, restructuring charges and the timing and magnitude of other amounts included in the reconciliation. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

VIVINT SMART HOME, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Years Ended December 31
	2019	2019	2019	2019	2018	2017	2019	2018	2017
Net loss	$(88.5)	$(102.4)	$(115.9)	$(89.2)	$(119.7)	$(135.4)	$(395.9)	$(472.6)	$(410.2)
Interest expense	65.2	65.2	65.8	63.7	64.2	59.1	260.0	245.2	225.8
Income tax expense (benefit), net	1.9	0.2	(0.6)	(0.3)	—	(1.2)	1.3	(1.6)	1.1
Depreciation	6.2	6.3	7.1	5.9	6.4	5.2	25.7	25.0	21.8
Amortization	134.0	131.2	127.4	125.3	125.9	82.6	517.7	489.0	307.5
Non-cash compensation (i)	0.8	1.3	0.9	0.8	0.9	0.3	3.8	2.2	1.4
MDR fee (ii)	5.0	4.6	3.8	3.4	3.0	0.8	16.5	8.7	1.5
Other expense (gain), net (iii)	0.5	(5.7)	(0.2)	(2.3)	8.3	9.2	(7.7)	(17.7)	27.9

Adjusted EBITDA	$125.1	$100.7	$88.3	$107.3	$89.0	$20.6	$421.4	$278.2	$176.8

(i)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(ii)	Costs related to financing fees paid under the Vivint Flex Pay program.
(iii)	Amounts for the twelve months ended December 31, 2018 include adjustment to eliminate $50.4 million gain on the sale of spectrum intangible assets during the year.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	LTM Period Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2019	2019	2019	2019	2018	2017
Net loss	$(395.8)	$(426.0)	$(443.9)	$(472.4)	$(467.9)	$(410.2)
Interest expense, net	259.9	258.5	255.2	249.7	244.8	225.6
Other (income) loss expense, net	(7.6)	0.6	20.8	25.7	33.0	27.9
Gain on sale of spectrum (i)	—	—	—	—	(50.4)	—
Income tax expense (benefit), net	1.3	(0.7)	(1.1)	(1.4)	(1.5)	1.1
Restructuring expenses (ii)	—	—	0.5	4.6	4.6	—
Depreciation and amortization (iii)	106.2	108.8	111.5	113.1	115.8	123.1
Amortization of capitalized contract costs	437.2	426.8	417.1	407.8	398.2	206.2
Non-capitalized contract costs (iv)	273.9	273.2	260.2	263.4	276.6	255.5
Non-cash compensation (v)	3.8	3.9	3.5	2.9	2.3	1.4
Other Adjustments (vi)	53.1	51.7	53.3	58.9	59.4	59.7
Adjustment for change in accounting principle (Topic 606) (vii)	(88.8)	(84.1)	(94.5)	(87.8)	(77.2)	—

Covenant Adjusted EBITDA	$643.2	$612.7	$582.6	$564.5	$537.7	$490.3

(i)	Gain on sale of spectrum intangible assets during the year ended December 31, 2018.
(ii)	Restructuring employee severance and termination benefits expenses.
(iii)	Excludes loan amortization costs that are included in interest expense.
(iv)

Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(v)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
(vi)

Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments, and certain other adjustments.

(vii)	Adjustments to eliminate the impact of the Company’s adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Source: Vivint Smart Home, Inc.